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                                                                    EXHIBIT 3.21


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             IMC KALIUM OGDEN CORP.


          IMC KALIUM OGDEN CORP., a corporation organized and existing under the laws of the State of Delaware, HEREBY CERTIFIES AS FOLLOWS:

          1. The name of the corporation is IMC Kalium Ogden Corp. (the "Corporation").
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          2. The certificate of incorporation of the corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

          "FIRST: The name of the Corporation is Great Salt Lake Minerals
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Corporation (hereinafter sometimes called the "Corporation")."

          3. The amendment to the Corporation's certificate of incorporation set forth in this certificate of amendment has been duly adopted by this Corporation's board of directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the President, Robert F. Clark, this 28/th/ day of November, 2001.



                                                   _____________________________
                                                   Name:  Robert F. Clark
                                                   Title: President